                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated October 2, 1995, is between Intrepid Food Holdings, Inc., a Delaware corporation ("Company"), and William R. Voss ("Executive").


                                    RECITALS

         Company desires to employ Executive, and Executive desires to accept such employment, all upon the terms and subject to the conditions set forth in this Agreement.


                                   AGREEMENTS

         In consideration of the recitals and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1.      Employment.

                 1.1 Term. Subject to the terms and conditions hereof, Company agrees to employ Executive as its President and Chief Executive Officer, and Executive agrees to accept such employment, for the term of this Agreement (the "Term"). The initial term of this Agreement shall commence upon the date hereof and shall end April 2, 1997 (which date is eighteen months after the date hereof) unless terminated sooner pursuant to Section 3. After the expiration of the initial term, this Agreement shall automatically be renewed, and the Term shall automatically be extended, on each anniversary of April 2 (an "Anniversary Date"), for successive one-year periods (subject to earlier termination pursuant to Section 3) unless Company or Executive gives the other party notice of its or his intent not to renew this Agreement and extend the Term for an additional one-year period, such notice to be given at least 30 days prior to any Anniversary Date.

                 1.2 Duties. During the Term, as President and Chief Executive Officer of Company, Executive shall be obligated to perform such duties and functions as are customarily performed by the president and chief executive officer of a company the size and nature of Company, including the duties and functions from time to time assigned to him by the Board of Directors of Company (the "Board'). In particular, prior to the consummation by the Company of its initial acquisition of a business in the food industry, Executive will devote his efforts hereunder to identifying, investigating and pursuing acquisition opportunities for the Company in the food industry, and developing related business plans and strategies. Executive shall not take, or cause Company to take, actions in violation or breach of the terms of that certain Common Stock Purchase Agreement dated the date hereof between Company, Executive and Frontenac VI Limited Partnership (the "Common Stock Purchase Agreement").

                 1.3 Time to be Devoted to Employment. Except as otherwise specified below and except for illness or injury and reasonable vacation periods specified herein, Executive shall devote his full business time and efforts to his duties and responsibilities hereunder. During the Term, except as described on Schedule 1.3 attached hereto, Executive shall not accept other employment or render or perform other services for compensation. Executive's expenditure of reasonable amounts of time on personal matters and charitable activities shall not be deemed a breach of this Agreement, provided the same do not interfere with the performance by Executive of his duties and responsibilities hereunder.

                 1.4 Vacations. Executive shall be entitled to four weeks of paid vacation time per year. Executive shall also be entitled to all paid holidays given by Company to its employees.

         2.      Compensation.

                 2.1 Base Salary. As compensation for services rendered hereunder, Executive shall receive an annual salary of $75,000, to be paid in accordance with Company's customary payroll practices but in no event less frequently than monthly. Such salary shall be increased to an annual salary of $300,000 on the earlier of (i) October 2, 1996 or (ii) the consummation of the Company's initial acquisition of a business in the food industry.

                 2.2 Welfare and Pension Payments. So long as Executive is employed by Company hereunder, Executive shall be eligible to participate in the various benefit plans that may be maintained by Company for its employees, including, but not limited to, group life, disability, medical, dental and health insurance, retirement and other plans in accordance with the terms of such plans as from time to time in effect and applicable to employees of Company.

                 2.3 Withholding. All taxable compensation payable to Executive pursuant to this Agreement shall be subject to withholding taxes and such other employment taxes as are required under Federal law or the law of any state or other governmental body to be collected with respect to compensation paid by a corporation to an employee.

         3.      Termination.

                 3.1 End of Term or Earlier Death. Subject to earlier termination as provided herein, Executive's employment under this Agreement shall terminate at the end of the Term or, if Executive dies prior thereto, on the date of Executive's death.

                 3.2 Termination by Company for Cause. Company may terminate Executive's employment hereunder at any time for Cause. For purposes of this Agreement, "Cause" shall mean (i) Executive's commission of fraud, theft, embezzlement or similar malfeasance or any felony, (ii) a material breach of Executive's obligations under this Agreement or (iii) failure of Executive to comply in all material respects with directions of the Board that are reasonably





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related to the duties to be performed by Executive as President and Chief
Executive Officer of Company, as determined in good faith by the Board consistent with the terms of this Agreement. In order to terminate Executive's employment hereunder for Cause, Company shall notify Executive of such decision in writing, specifying the Cause and the Date of Termination (as hereinafter defined). With respect to item (ii) (other than willful breaches of Section 5.2, for which no grace period is applicable) and item (iii) above, Executive shall have seven (7) days after the giving of such notice to eliminate the basis for such Cause to the reasonable satisfaction of the Board unless Company has been materially damaged prior to the elimination of the basis for such Cause.

                 3.3 Termination by Company for Failure to Attain Performance Standards. Company may terminate Executive's employment hereunder upon the failure of the Company to meet Performance Standards (as hereinafter defined). "Performance Standards" means the attainment of projected financial results of the Company mutually agreed upon between Executive and Company in connection with each acquisition consummated by the Company for specified periods after each such closing. It is anticipated that Performance Standards will include a standard based on attaining an agreed upon percentage of earnings before interest, income taxes, depreciation and amortization for the Company for post-closing periods.

                 3.4 Termination by Company Without Cause. Company may terminate Executive's employment hereunder at any time without Cause upon notice to Executive specifying the Date of Termination.

                 3.5 Termination by Executive for Good Reason. Executive shall be entitled to terminate his employment hereunder for Good Reason within 60 days of the occurrence of the event triggering Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following circumstances without the Executive's consent: (a) assignment of Executive to any duties substantially inconsistent with his position or duties contemplated by this Agreement, or a substantial reduction of his duties from those contemplated by this Agreement; (b) the removal of any titles of Executive specified in Section 1. 1; (c) any breach of the Company's material obligations under this Agreement (including the provisions of Section 2) or any failure by Company to carry out any of its material obligations hereunder, and the failure to cure such breach or failure within seven (7) days' after written notice of such breach or failure has been delivered to Company by Executive; or (d) a Change of Control (as hereinafter defined).

         For purposes of this Agreement, "Change in Control" shall mean any one or more of the following events: (i) any Person (hereinafter defined), other than Executive, Company and/or Frontenac VI Limited Partnership, any subsidiary of the Company, any employee benefit plan of the Company and/or of a subsidiary of the Company, and/or any trustee or other fiduciary holding securities under an employee benefit plan of the Company and/or a subsidiary of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Company representing in excess of 50% of the combined voting power of the then outstanding voting securities of Company; (ii) the consummation of a merger or consolidation of Company with any other corporation or partnership, other than a merger or consolidation that would result in the voting securities of Company outstanding immediately before the consummation thereof





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continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or of a parent of the surviving entity) in excess of 50% of the combined voting power of the voting securities (on a fully diluted basis) of the surviving entity (or its parent) outstanding immediately after such merger or consolidation; or (iii) the stockholders of Company approve a plan of complete liquidation of Company or of all of substantially all of Company's assets other than a liquidation, sale or disposition of all or substantially all of Company's assets in one transaction or a series of related transactions to a subsidiary of Company or any other company owned directly or indirectly by the stockholders of Company in substantially the same proportions as their ownership of stock in the Company.

         For purposes of this Agreement, "Person" shall mean any individual, corporation, business, trust, association, company, partnership, joint venture, governmental authority or other entity.

                 3.6 Termination for Disability. Company may terminate Executive's employment hereunder for Disability. For purposes of this Agreement, "Disability" shall mean Executive's inability, due to physical or mental illness or accident or injury, to perform his duties hereunder on a full-time basis for 60 or more business days within four consecutive months. If Company elects to terminate this Agreement for Disability, it shall give written notice thereof to Executive specifying the Date of Termination.

                 3.7 Notice and Date of Termination. Any termination by Company or Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7.4. As used herein, the term "Date of Termination" shall mean the date specified in the Notice of Termination.

         4.      Payments Upon or After Termination.

                 4.1 Accrued Compensation. Upon termination of this Agreement for whatever reason or non-renewal of this Agreement in the circumstances described in Section 4.8, except as otherwise provided herein, Executive shall be entitled to receive the compensation and benefits accrued and unpaid as of the Date of Termination (or end of the then current Term upon non-renewal, as applicable).

                 4.2 Payment in Case of Death. If Executive's employment terminates because of Executive's death, Company shall pay to Executive's beneficiary or, if no beneficiary has been designated by Executive in a written notice to Company prior to his death, then to Executive's estate Executive's salary through the date of Executive's death.

                 4.3 Termination for Cause. If Executive's employment shall be terminated by Company for Cause, Company shall pay Executive his salary then in effect through the Date of Termination, and Company shall have no further obligations to Executive under this Agreement.

                 4.4 Termination by Company for Failure to Attain Performance Standards. If Executive's employment is terminated by Company for failure by the Company to meet the Performance Standards in accordance with the provisions of Section 3.5, Company shall pay Executive his salary then in effect through the Date of Termination, and Company shall have





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no further obligations to Executive under this Agreement.

                 4.5 Termination by Company Without Cause or Termination by Executive with Good Reason. If Executive's employment is terminated by Company without Cause or by Executive for Good Reason in accordance with the provisions of Section 3.5, Company shall continue to pay to Executive his then current salary until the end of the then current Term, payable in equal monthly installments.

                 4.6 Termination for Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness or accident or injury, Executive shall continue to receive his salary until the end of the Term, notwithstanding Executive's termination by Company pursuant to Section 3.6.

                 4.7 Termination by Executive. If Executive terminates his employment hereunder for any reason prior to the end of the Term (other than for Good Reason), Company shall pay to Executive his salary then in effect through the Date of Termination, and Company shall have no further obligations to Executive under this Agreement. If Executive's employment hereunder extends after April 2, 1998, Executive shall not terminate his employment hereunder (other than for Good Reason) at any time after April 2, 1998 without providing at least 30 days notice to Company prior to such termination and, if requested by Company, providing reasonable assistance to Company in its efforts to identify and hire a successor to Executive.

                 4.8 Non-Renewal. If, pursuant to Section 1.1, neither Company nor Executive renews this Agreement for an additional one year period at the end of the Term and this Agreement has not otherwise been terminated prior to the end of the Term, Company shall pay Executive his then current salary through the end of the Term.

         5.      Restrictive Covenants.

                 5.1 Covenant Not to Compete. During the Restrictive Period (as hereinafter defined), Executive shall not, directly or indirectly, be or become engaged in, or be or become an officer, director, stockholder, executive, employee, advisor or agent of any person, firm, corporation, limited liability company, partnership or other entity that owns, is engaged in, or conducts, directly or indirectly, a Company Business (as hereinafter defined). During the Restrictive Period, Executive shall not, directly or indirectly, acquire an equity interest (including phantom equity, stock appreciation or similar interests or rights) in any person, firm, corporation, limited liability company, partnership or other entity that owns, is engaged in, or conducts, directly or indirectly, an Identified Business (as hereinafter defined) other than a customary equity incentive granted to Executive in connection with the employment by Executive by a person, firm, corporation, limited liability company, partnership or other entity that owns, is engaged in, or conducts, directly or indirectly, an Identified Business. After the termination of Executive's employment with the Company and if such termination is as a result of termination of Executive for Cause, during the Restrictive Period Executive shall not serve as an officer, director, executive, employee, advisor or agent of any person, firm, corporation, limited liability company, partnership or other entity that owns, is engaged in, or conducts, directly or indirectly, an Identified Business. After the termination of Executive's employment with Company and if such termination of employment is as a result of
(i) the voluntary





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termination of employment hereunder by Executive (other than for Good Reason)
or (ii) non-renewal of the Term by Executive, during the Limited Restrictive Period (as hereinafter defined), Executive shall not serve as an officer, director, executive, employee, advisor or agent of any person, firm, corporation, limited liability company, partnership or other entity that owns, is engaged in, or conducts, directly or indirectly, an Identified Business.
For purposes of this Section 5, the "Restrictive Period" shall mean the period commencing on the date hereof and ending one (1) year from the date of termination of Executive's employment hereunder. For purposes of this Section 5, the "Limited Restrictive Period" shall mean the period commencing on the date hereof and (i) if the termination of Executive's employment hereunder is on or before April 2, 1997, ending one (1) year after the date of termination of Executive's employment hereunder, (ii) if the termination of Executive's employment hereunder is after April 2, 1997 but on or before April 2, 1998, ending six months after termination of Executive's employment hereunder and
(iii) if the termination of Executive's employment hereunder is after April 2, 1998, ending on the date of termination of Executive's employment hereunder. Executive acknowledges that he will be in possession of information that could enable him to compete against Company more effectively than a person who has not been an executive of a company engaged in the same business as Company. Nothing contained in this Section 5.1 shall prohibit Executive from owning less than 3% of the equity securities of any publicly-held entity or owning the securities specified in Schedule 5.1 attached hereto. For purposes of this
Section 5, an "Identified Business" means any business (regardless of the form or structure in which it is conducted) identified by the Company (either through Executive's efforts or otherwise) during the Term as a potential acquisition candidate for the Company. For purposes of this Section 5, "Company Business" means a business conducted by the Company or a subsidiary of the Company during the Term.

                 5.2 Confidential Information. Executive shall not at any time (except as may be required in connection with any judicial or administrative proceeding or inquiry) disclose to any person, other than an officer or director of Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive officer of Company, any material confidential information of Company with respect to its business or assets, including, but not limited to, confidential information relating to the properties, accounts, books, records, suppliers, trade secrets and contracts of Company; provided, however, that confidential information shall not include (a) any information known or available to the public (other than as a result of unauthorized disclosure by Executive) or (b) general industry knowledge and expertise of Executive.

                 5.3 Reasonableness and Remedies. Executive acknowledges that the scope and period of the foregoing restrictions after termination of employment are fair and reasonable and are reasonably required for the protection of Company. The parties hereto agree that Executive's breach of any covenant contained in this Section 5 would result in substantial damage to Company which would be impossible to ascertain. By reason of that fact, Executive agrees that, in the event of any such breach, Company shall have the right to enforce this Agreement by injunctive or other relief in equity.

         6.      Repurchase of Securities of Founder Upon Termination of
                 Employment.

         (a) If Executive's employment with Company is terminated on or prior to





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October 2, 1997 (i) for Cause, (ii) voluntarily by Executive (other than for
Good Reason pursuant to Section 3.5) or (iii) as a result of the non-renewal of the Term by Executive, any or all of the Management Securities (as hereinafter defined) may be purchased in accordance with the terms of this paragraph (a) at a price of $100.00 per share (as appropriately adjusted for splits and combinations of the Common Stock of the Company after the date hereof). The Company shall have sixty (60) days after such termination in which to purchase all or part of such Management Securities. If there is more than one holder of such Management Securities and less than all of the Management Securities held by such holders are being purchased by Company, the Management Securities being purchased by the Company pursuant to this paragraph shall be purchased (i) first, from Executive, (ii) second, from Permitted Transferees of Executive (as defined in the Common Stock Purchase Agreement), pro rata among such Permitted Transferees according to the number of Management Securities held by each such Permitted Transferee, and (iii) , from other holders of Management Securities (other than Founder and Founder's Permitted Transferees), pro rata among such holders according to the number of Management Securities held by each such holder.

         (b) If Executive's employment with Company is terminated on or prior to October 2, 1998 but after October 2, 1997 (i) for Cause, (ii) voluntarily by Executive (other than for Good Reason pursuant to Section 3.5) or (iii) as a result of the non-renewal of the Term by Executive, up to two-thirds of the Management Securities may be purchased in accordance with the terms of this paragraph (b) at a price of $ 100.00 per share (as appropriately adjusted for splits and combinations of the Common Stock of the Company after the date hereof). The Company shall have sixty (60) days after such termination in which to purchase all or part of such Management Securities. If there is more than one holder of such Management Securities and less than all of the Management Securities held by such holders are being purchased by Company, the Management Securities being purchased by the Company pursuant to this paragraph shall be purchased (i) first, from Executive, (ii) second, from Permitted Transferees of Executive (as defined in the Common Stock Purchase Agreement), pro rata among such Permitted Transferees according to the number of Management Securities held by each such Permitted Transferee, and (iii) third, from other holders of Management Securities (other than Founder and Founder's Permitted Transferees), pro rata among such holders according to the number of Management Securities held by each such holder.

         (c) If Executive's employment with Company is terminated on or prior to October 2, 1999 but after October 2, 1998 (i) for Cause, (ii) voluntarily by Executive (other than for Good Reason pursuant to Section 3.5) or (iii) as a result of the non-renewal of the Term by Executive, up to one-third of the Management Securities may be purchased in accordance with the terms of this paragraph (c) at a price of $100.00 per share (as appropriately adjusted for splits and combinations of the Common Stock of the Company after the date hereof). The Company shall have sixty (60) days after such termination in which to purchase all or part of such Management Securities. If there is more than one holder of such Management Securities and less than all of the Management Securities held by such holders are being purchased by Company, the Management Securities being purchased by the Company pursuant to this paragraph shall be purchased (i) first, from Executive, (ii) second, from Permitted Transferees of Executive (as defined in the Common Stock Purchase Agreement), pro rata among such Permitted Transferees according to the number of Management Securities held by each such Permitted Transferee, and (iii), from other holders of Management Securities (other than





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Founder and Founder's Permitted Transferees), pro rata among such holders according to the number of Management Securities held by each such holder.

         (d) "Management Securities" means, at any time, (i) shares of Common Stock of the Company held at any time by Executive, (ii) shares of Common Stock of the Company that were at one time held by Executive but are then held by a successor or assign of Executive (other than Purchaser), and
(iii) securities that were issued as a dividend or other distribution with respect to or in replacement of other Management Securities and are then held by (1) Executive or (2) a successor or assign of Executive (other than Purchaser).

         (e) The repurchase right of the Company pursuant to Section 6(a), 6(b) and 6(c) shall terminate upon the consummation of a public offering of shares of Common Stock of the Company pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, but only if all or a portion of the proceeds thereof are used to redeem in cash all shares of preferred stock of the Company then outstanding.

         (f) If Executive's employment with Company is terminated by Company without Cause, Executive shall have the right, for a period of sixty
(60) days following such termination, to require the Company to purchase all or part of the Management Securities at a price of $100.00 per share (as appropriately adjusted for splits and combinations of the Common Stock after the date hereof). The resale right of Executive pursuant to this Section 6(f) shall terminate upon the consummation of a public offering of shares of Common Stock of the Company pursuant to a registration statement declared effective under the Securities Act of 1933, as amended.

         (g) So long as the provisions of this Section 6 apply with respect to Management Securities, the following legend (or a legend to substantially the following effect) will be affixed to all certificates evidencing such Management Securities:

                 "The securities evidenced by this certificate are subject to certain repurchase rights in favor of the issuer hereof set forth in that certain Employment Agreement between the Company and William R. Voss, a copy of which is on file with the Secretary of the issuer."

         7.      Miscellaneous.

                 7.1 Successors and Assigns: Binding Agreement. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts remain unpaid hereunder, including any amounts which would be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's beneficiary or, if no beneficiary has been designated by Executive in a written notice to Company prior to his death, then to Executive's estate. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that the duties of Executive hereunder are personal to Executive and may not be delegated by him.





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                 7.2      Governing Law.  This Agreement shall be governed by
and construed in accordance with the internal laws of the State of Illinois applicable to contracts made and to be performed in that state.

                 7.3 Waivers. The waiver by either party hereto of any right hereunder or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                 7.4 Notices. All notices and communications that are required, desired or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or upon mailing by registered or certified mail, postage prepaid, return receipt requested, as follows:

                 If to Company, to:

                          Intrepid Food Holdings, Inc.
                          c/o Frontenac Company
                          135 South LaSalle Street
                          Suite 3800
                          Chicago, Illinois 60603

                 If to Executive, to:

                          William R. Voss
                          564 North Elm Street
                          Hinsdale, Illinois 60521

or to such other address as may be specified in a notice given by one party to the other party hereunder.

                 7.5      Severability.    If for any reason any term or
provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.





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                 7.6      Counterparts.  This Agreement may be executed in two
counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument.

                 7.7 Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing.

                 7.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior oral or written understandings between the parties, relating to Executive's employment by Company.

                 7.9 Expenses. During the Term, Executive shall receive reimbursement for all ordinary and necessary travel and other reasonable business expenses incurred by him in connection with his duties hereunder.

                 7.10 No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.


                  [Remainder of Page Intentionally Left Blank
                            Signature Page Follows]





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         The parties hereto have executed this Employment Agreement on the date and year first above written.


                          INTREPID FOOD HOLDINGS, INC.

                          By:  /S/ R.S. McEniry
                               -------------------------
                               Title: Vice President



                          /S/ William R. Voss
                          ------------------------------
                          William R. Voss



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